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                                                                 Exhibit 6(b)(1)
                                                                 ---------------
                                     LEASE
                                     -----


     THIS LEASE is made and entered into between WAYNE E. SCHLEGEL and BLANCHE E, SCHLEGEL, husband and wife, of Delaware Township, Juniata County, Pennsylvania, with a post office address of R.R.1. Box )I8-I, Thompsontown, Pennsylvania 17094, referred to in this lease as LESSOR, and THE FIRST NATIONAL BANK OF MIFFLINTOWN, a national banking institution, having its principal office at 2 North Main Street, Mifflintown Borough, Juniata County, Pennsylvania 17059, referred to in this lease as LESSEE.

     In consideration of the mutual covenants and agreements set forth in this Lease and other good and valuable consideration, LESSOR leases to LESSEE, and LESSEE leases from LESSOR, two thousand three hundred ninety-eight (2,398) square feet of space in the northeastern corner of a commercial building (the "Schlegel Building"), together with certain areas to be used by LESSEE as drive-in window facilities located on the western side of Penna. State Route 0333 in Delaware Township, Juniata County, Pennsylvania. The location of the demised premises will be outlined in red on the plot plan attached hereto, incorporated herein by reference and marked Exhibit "A".

     1. The term of this Lease shall be ten (10) years, commencing as of April 1, 1999, and ending on March 31, 2009, unless sooner terminated or extended as provided for in this Lease.

     2. LESSEE has the right to extend this Lease beyond the expiration date provided in Paragraph 1 for a period of fifteen (15) years, in three (3) successive renewal periods of five (5) years each, provided LESSEE gives six (6) months written notice of its intent to renew prior to the commencement of each of the three (3) successive renewal periods to LESSOR and LESSEE is not in default of any of the terms of provisions of this Lease.

     3.   A.   During the original and any renewal term hereof, Tenant hereby covenants and agrees to pay to Landlord as Base Rent for the demised premises: Lease Years: 1 - 10, $20,183/year - 1,681.91/month in advance, on the first day of every calendar month during the term hereof. If the term of this Lease shall commence or end on a day other than the first day of the month, Tenant shall pay minimum rental equal to one-thirtieth (1/30th) of the monthly minimum rental multiplied by the number of rental days of such fractional month.

          B. At the beginning of the seconds year of the term hereof and at the beginning of each subsequent year during the term or renewal term (which dates shall be called the "Computation Dates), said Base Rent for the year shall be adjusted upward by the same percentage that the then most recently published Consumer Price Index - All Urban Consumers ("CPI-U"), for all items for the Pennsylvania area, U.S. Department of Labor, Bureau of Labor Statistics (1,967- 69 = 100) ("Recent Index") exceeds the Consumer Price Index - All Urban

          Consumers ("CPI-U") for all items fox the Pennsylvania area, U.S. Department of Labor, Bureau of Labor Statistics for the month of April, 1999 ("Base Index").

               The following formula shall be used to compute the annual Additional Rent which shall be paid by the Tenant to the Landlord in addition to the annual Base Rent, in equal monthly installments, during each annual period immediately following each such Computation
          Date:

                  Additional Rent = Recent Index - Base Index
                                    -------------------------
                                             Base Index        x Base Rent

               Provided, however, that the Annual Rental Increase in any three
          (3) year period shall not exceed seven (7%0) percent.

               If the Base Index is higher than the Recent Index on a Computation Date, there shall be no Additional Rent due during the annual period immediately following the said Computation Date. In no event shall the total annual rental to be paid by the Tenant hereunder at all times during each rental adjustment year, be less than, the amount of the Base Rent, as defined above.

               If said Consumer Price Index - All Urban Consumers in its present form is discontinued, or if the basis on which it is now calculated shall be revised, Landlord and Tenant shall make an appropriate conversion of such revised index on the basis of conversion factors published by the Bureau of Labor Statistics; if such factors are not so obtainable, Landlord and Tenant shall request the Bureau of Labor Statistics to provide, when needed, an appropriate conversion adjustment which shall be applicable thereafter; if the Bureau of Labor Statistics is unable to or is unwilling to provide such appropriate conversion adjustment, then Landlord and Tenant shall, in good faith, agree on a suitable substitute for the Consumer Price Index - All Urban Consumers, and if no agreement can be reached, each party shall select a disinterested arbitrator arid the two arbitrators so chosen shall select a third disinterested arbitrator; the arbitrators so chosen shall select a substitute for the Consumer Price Index - All

               Urban Consumer. The rules of arbitration shall be set by the arbitrators, and the cost of arbitration shall be shared equally by Landlord and Tenant.

     4. LESSEE will use the leased Premises only for a branch banking facility, unless LESSOR shall give LESSEE prior written consent for a different use and LESSOR shall not unreasonably withhold consent. With LESSOR'S written approval LESSEE shall have the privilege of assigning or subletting said premises for any purpose which shall not depreciate the value of said premises or of property adjacent thereto and which shall not be extra hazardous on account of fire or otherwise.

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     LESSOR agrees not to lease or permit any space in the premises to be used for the operation of another banking facility, a mortuary, a massage parlor, bingo parlor, or pornographic or adult book or video store. LESSEE agrees that it will not assign or sublet the leased premises for a use which is prohibited by or would violate the restrictions set forth in this paragraph.

     The LESSOR will (a) include in each lease of any part of the Commercial Premises terms appropriate to carry out the following provisions; and (b) will enforce compliance with the same; all of which LESSEE hereby agrees to abide by:

       (1) All LESSEES and their employees, shall be restricted to parking in areas designated for employee parking.

       (2) No sidewalk, parking areas, roadways, ingress oar egress or other common areas shall be used for the sale, display ox storage of old merchandise or any other property of any LESSEE. All business shall be conducted within the commercial buildings except during a "shopping center-wide" promotional sale or event.

       (3) No LESSEE shall use any advertising medium which can be heard outside its leased premises; and

       (4) LESSOR may establish reasonable rules and regulations from time to tune for the operation, of the commercial premises and LESSEE shall observe such rules and regulations provided they are given at least five
       (5) days notice.

     5. Parking lots and walkways, and all other common areas of the Building are for the joint reasonable use of all LESSEES of the Building.

     6. LESSOR shall furnish the leased Premises with the following services and maintenance of the building when dine:

         a.   Cold water for lavatory and drinking purposes.

         b. Maintenance of the public and common areas of the Building and the property on which the Building is situated, including walkways and parking areas, leaving same in reasonably good order and condition.

         c. Maintenance of the structure of the Building, including but not limited to, the roof, exterior walls (including windows), floors, and foundation.

         d.   On site septic service.

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     7.   Except as provided in Paragraph 6, LESSEE shall maintain the leased
Premises throughout the Lease term and any extensions of that term, and keep them free from waste or nuisance. At the termination of the Lease, LESSEE shall deliver the Premises in as good a condition and state of repair as they were in at the time LESSOR delivered possession to LESSEE, except for reasonable wear and tear and damage by fire, flood, or other casualty.

     8. LESSEE shall pay and fully discharge directly all local real estate tax notices it receives from the local tax authorities on its branch banking facility during the term of this lease or any extensions thereof.

     9. LESSEE shall not make any alterations, additions, or improvements to the leased premises without the prior written consent of LESSOR. Consent for nonstructural alterations, additions, or improvements shall not be unreasonably withheld by LESSOR. All alterations, additions, or improvements made by LESSEE shall become the property of LESSOR at the termination of this Lease. However, if LESSEE so elects, LESSEE shall promptly remove all alterations, additions, and improvements, and any other property placed in or on the Premises by LESSEE, and LESSEE shall repair any damage caused by such removal. LESSEE has the right at all times to erect or install furniture and fixtures, provided that LESSEE complies with all applicable governmental laws, ordinances, and regulations. LESSEE shall have the right to remove such items at the termination of this Lease, provided LESSEE is not in default at that time and the fixtures can be removed without structural damage to the Premises. Prior to the termination of the Lease, LESSEE must repair any damage caused by removal of any futures.

     10. A. LESSEE will protect, indemnify and hold harmless LESSOR, their heirs and assigns, officers, employees and agents from and against all liabilities, actions, damages, claims, demands, judgments, losses, costs, disbursements, expenses, suits or actions and reasonable attorneys' fees associated therewith, arising out of the negligence or other wrongful conduct of the LESSEE or any of its officers, agents or employees in connection with LESSEE'S obligations under this Lease. LESSEE is not, however, required to reimburse or indemnify LESSOR, their heirs and assigns, officers, employees and agents for any loss or claim due to the negligence or other wrongful conduct of any such person or entity, and such person or entity whose negligence or other wrongful conduct is adjudged to have caused such loss or claim shall reimburse LESSEE for costs of defending any suit.

          B. LESSEE agrees, at its own cost and expense, to carry general public liability insurance, insuring LESSOR, Mortgagee and LESSEE in the amount of at least One Million and 00/100 ($1,000,000.00) Dollars single limits. LESSEE shall deliver to LESSOR a certificate of the insurance company issuing such insurance, evidencing such coverage and containing a statement to the effect that such coverage may not be cancelled without at least ten (10) days notice to LESSOR.

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          C.  LESSOR will protect, indemnify and hold harmless LESSEE, its successors and assigns, officers, employees and agents from and against all liabilities, actions, damages, claims, demands, judgments, losses, costs, disbursements, expenses, suits or actions and reasonable attorneys' fees associated therewith, arising out of the negligence or other wrongful conduct of the LESSOR of any of its officers, agents, or employees in connection with LESSOR'S obligations under this Lease. LESSOR is not, however, required to reimburse or indemnify LESSEE, its successors and assigns, officers, employees and agents four any loss or claim due to the negligence or other wrongful conduct of any such person or entity, and such person or entity whose negligence or other wrongful conduct is adjudged to have caused such loss or claim shall reimburse LESSOR for costs of defending any suit.

          D. LESSOR agrees, at their own cost and expense, to carry general public liability insurance, insuring LESSOR, mortgage and LESSEE in the amount of at least One Million and 00/100 ($1,000,000.00) Dollars single limits. LESSOR shall deliver to LESSEE a certificate of the insurance company issuing such insurance, evidencing such coverage and containing a statement to the effect that such coverage may not be cancelled without at least ten (10) days notice to LESSEE.

     11. LESSEE shall not have the right to assign this Lease, sublet the leased Premises, or enter into a concession agreement, without the prior written approval of LESSOR.

     12. On the occurrence of any event of default, both parties shall have all options available to it under law.

     13. LESSOR shall deliver to LESSEE the said leased premises in good working order, together with the appurtenances and equipment required to be delivered by LESSOR. LESSOR shall be responsible four, and shall keep in good repair the exterior and structural parts of said premises, including the foundation and supporting walls, floor, roof, downspouts, gutters, gas, electric, and water lines leading to the interior of the demised premises, drainage pipes leading therefrom the parking lot and other common areas, and the canopy and sidewalks adjacent to the leased premises. Except as set forth above, the LESSEE shall maintain in good repair the interior of the leased premises and shall replace, at its own expense, all plate glass, doors, floor tile and ceiling tile which may become broken during the term of the within Lease, unless the damage thereto is attributable to causes covered by LESSOR'S fire insurance policy with extended coverage, or where such replacement or repair is necessitated by settling of the building.

     LESSEE shall keep and maintain in good order, condition and repair the drive-in-window facilities which are used by LESSEE or to which LESSEE has the right of exclusive use notwithstanding the fact that the same may be deemed to be a portion of parking area.

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     LESSEE shall maintain and male repairs to the heating, ventilating and air conditioning systems including any replacements thereto deemed necessary by LESSEE. LESSOR shall not be required to make any repairs or replacement of the heating, ventilating and air conditioning systems. It is agreed, however, that the LESSOR shall, at their own expense, replace or repair, during any period covered by manufacturers' and contractors' warranty, whichever is later, all portions of the leased premises requiring replacement or repair by reason of defective materials or workmanship used in the original construction.

     In the event LESSOR shall fail to maintain the common areas (including the parking lot) or make necessary repairs to the demised premises as provided herein, within a reasonable time after written notice to LESSOR stating the nature and necessity of such maintenance and repairs, or without prior notice if the LESSEE'S opinion an emergency exists, LESSEE, at its option, may complete such repairs and maintenance and deduct the costs and expense thereof from any rental sums due under the terms of this Lease.

     14. Subject to mutually agreed sign criteria, LESSEE shall have the right at its own cost and expense to erect signs across and/or above the front and any exposed walls of the demised premises and reserves the complete right of all advertising sign space on said demised premises. It agrees to maintain said signs in a good state of repair and to repair any damage which may be caused by the erection, maintenance, and removal of such signs. In the event LESSOR erects or installs, or permits the erection or installation of, a pylon type sign identifying the premises as a commercial site, LESSEE at LESSEE'S cost, shall be permitted to install, as a part of the said pylon sign, LESSEE'S sign or identification symbol and LESSEE agrees to pay for the operation and maintenance of LESSEE'S portion of the said pylon sign. In the event LESSOR does not erect the said pylon type sign identifying the center, LESSEE may, at LESSEE'S option, and at LESSEE'S own cost and expense, erect a pylon type sign for use by LESSEE to identify LESSEE'S premises and/or the commercial site premises. Said pylon type sign may be erected by LESSEE at or near the primary access driveways and access roads to the commercial site.

     15. During the term of this Lease, or any extension thereof, LESSOR agrees not to use, let or sublet or to permit the use, letting or subletting of any other portion of this commercial site or on any other ground directly or indirectly owned, leased and/or directly or indirectly controlled now or hereafter by LESSOR in Delaware Township. Juniata County, Pennsylvania, for a branch banking facility or for parking vehicles in connection with branch banking facility whether the banking operation is taking place on the restricted property or on other property, LESSEE agrees (insofar as to the extent it lawfully may so agree) that during the term neither LESSEE nor any affiliated or subsidiary companies will lease, own or operate a retail grocery or hardware store within one (1) toile radius of any point in the commercial site.

     16. A. Abatement - If all or any portion of the leased Premises is damaged by fire or casualty covered by extended coverage insurance or other appropriate endorsements, the following shall apply: Rent shall abate from the date of the occurrence in the proportion that the area of the portion of the leased Premises rendered unusable for LESSEE'S use bears to the entire area of the leased

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          Premises. The abatement shall continue until the leased Premises, or the portion thereof which shall have been damaged, shall be rebuilt or repaired.

          B. Oblation to Rebuild - If all or any portion of the demised premises is damaged by fire or other casualty insurable under a standard fire insurance policy with standard extended coverage endorsements, LESSOR shall promptly commence to repair or rebuild the demised premises or such portion to its condition immediately prior to the occurrence and prosecute the same diligently to completion. All insurance proceeds payable on account of the fire or other damage shall be paid over to LESSOR (except for those proceeds attributable to LESSEE'S movable fixtures and personal property) or, at LESSOR'S election, to LESSOR'S mortgagee, for disbursement as work progresses. In the event the insurance proceeds are insufficient to cover the costs (including both the hard construction costs and "soft" costs) of the repair and rebuilding of the leased premises, LESSOR shall be responsible for the amount of any such excess reconstruction costs.

          C. Option to Cancel - If all or a portion of the demised premises is damaged by fire or casualty after the expiration of the fifth (5th) year of the term of this Lease, this Lease shall not be cancelled as a result of fire or casualty except as follows: LESSOR or LESSEE shall have the option to cancel this Lease if all or substantially all of the leased Premises shall be damaged by fire or casualty. This option may be exercised upon giving notice of cancellation be either party to the other party within ninety (90) days following the occurrence. In the event this Lease is not so cancelled. LESSOR shall repair or rebuild the leased premises in accordance with subparagraph B of this
          Section 16.

          D. Waiver of Subrogation - LESSOR and LESSEE hereby release each other and each other's officers, directors, employees and agents. from liability or responsibility for any loss or damage to property coveted by valid and collectible fire insurance with standard extended coverage endorsement. This release shall apply not only to liability and responsibility of the parties to each other, but shall also extend to liability and responsibility for anyone claiming through or under the parties by way of subrogation or otherwise. This release shall apply even if the fire or other casualty shall have been caused by the fault or negligence of a party or anyone from whom a party may be responsible. However, this release shall apply only with respect to loss or damage actually recovered from an insurance company. This release shall not apply to loss or damage of property of a party unless the loss or damage occurs during the times the fire or extended coverage insurance policies of a party contain a clause or endorsement to the effect that any release shall not adversely affect or impair the policies or prejudice the right of the party to recover thereunder. LESSOR and LESSEE each agree that any fire and extended coverage insurance policies covering the leased Premises or their contents shall include this clause or endorsement or shall otherwise provide for subrogation and as long as the same shall be obtainable without extra cost, or, if extra cost shall be charged therefor, so long as the other party pays the extra cost-

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          If extra cost shall be chargeable, the party whose policy is subject to the extra cost shall advise the other therefore, and of the amount of the extra cost.

     17. LESSEE shall pay its pro rata share of the cost of the fire and extended coverage insurance on the leased premises annually by tendering payment directly to the Sausman Insurance Agency, Inc. or other acceptable agency when premium notices are received by LESSEE and LESSEE shall provide LESSOR with proof of said payment.

     18. LESSOR agrees for themselves and their successors and assigns that no conveyance in whole or part shall be made at any time during the term of this Lease, or its extensions and renewals. of the commercial site of which the leased premises are a part without first offering to LESSEE the right to purchase said commercial site upon the same terms and conditions as contained in a written bona fide third party offer and LESSEE shall have thirty (30) days following receipt of a copy of such offer in which to accept the offer upon the same terms and conditions.

     19. All rights and liabilities given to, or imposed on, the respective parties to this Lease shall extend to and bind the several respective successors and assigns of the parties when otherwise permitted by this Lease.

     20. In all instances where LESSOR'S or LESSEE'S consent, permission, or approval is required, the same shall not be unreasonably refused, withheld, or delayed.

     21. No amendment, modification, or alteration of the terms of this Lease shall be binding unless in writing, dated subsequent to the date of this Lease, and duly executed by the LESSOR and LESSEE.

     IN WITNESS WHEREOF, the parties intending to be legally bound, execute this lease on the 4th day of June, 1999

                                    LESSORS:

                                    /s/ Wayne E. Schlegel
                                    --------------------------------
                                          Wayne E. Schlegel

                                   /s/  Blanche E. Schlegel
                                   ---------------------------------
                                          Blanche E. Schlegel

                                   LESSEE:

Attest:                            THE FIRST NATIONAL BANK
                                      of Mifflintown, Pennsylvania

/s/  Renee Williamson              By: /s/ James R. McLaughlin
---------------------              ---------------------------------
Secretary                                              President

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